EXHIBIT 4.27

AGREEMENT TO AMEND AND EXTEND

15% CONVERTIBLE DEBENTURE DUE AUGUST 1, 2013

THIS AGREEMENT (the “Agreement”) to amend and extend an existing series A 15% Convertible Debenture due August 1, 2013 (principal amount of $___________) (the “Debenture”) is made as of September 11, 2013 between American Bio Medica Corporation, a corporation duly organized and existing under the laws of the State of New York (the “Company”), and ____________________________________, the registered holder (the “Holder”) of such Debenture. Defined terms not otherwise defined in this Agreement shall have the meanings ascribed in the Debenture. The Company and the Holder are sometimes referred to collectively in this Agreement as the “Parties” or singly as a “Party.”

WHEREAS, the Company desires to extend the maturity date of the Debenture for either six months or one year, in the option of the Holder (in either case, the “Extended Maturity Date”); and

WHEREAS, the Holder has received and reviewed an amended a Confidential Memorandum provided by the Company that discloses certain risks and uncertainties related to the extension of the Maturity Date of the Debenture; and

WHEREAS, the Holder is willing to amend the Debenture to reflect the Extended Maturity Date; and

WHEREAS, the Parties agree to amend the Debenture to extend the maturity date on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Recitals. The above recitals, definitions, preamble and provisions are hereby made a part of this Agreement.

2.           Amendments to Debenture.

(a)          Extended Maturity Date. The Holder agrees to extend the Maturity Date of the Debenture. The Holder chooses one of the options below by initialing below:

___ (i) extending the Maturity Date to February 1, 2014, with all other terms and conditions remaining the same;

OR,

___ (ii) extending the Maturity Date to August 1, 2014, in which case in addition, the Company will issue to the Holder no later than September 23, 2013 a common stock purchase warrant (the “Warrant”) to enable the Holder to purchase ________ shares of Company common stock (the “Warrant Shares”) with an exercise price equal to the average closing sale price of the Company common stock for the five business days ending September 16, 2013 (the “Exercise Price”), which Warrant will expire August 1, 2015. The Holder may exercise the Warrant in whole or in part at any time after issuance by paying the Exercise Price in cash or in shares of Company common stock at the then-current market value.

3.           Effective Date. The Effective Date of this Agreement will be August 1, 2013.

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4.           No Waiver. This Agreement shall not be construed as a waiver of any rights of the Holder under the Debenture or a consent to or waiver or forbearance of any future defaults of the Company of any terms and conditions of the Debenture.

5.           Counterparts. This Agreement may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Agreement electronically (by email or fax) shall be effective as an original and shall constitute a representation that an original will be delivered.

6.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Albany or the state courts of the State of New York sitting in the City of Albany in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

7.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8.           No Other Modification. Except to the extent specifically provided to the contrary in this Agreement, all terms and conditions of the Debenture shall remain in full force and effect, without modification or limitation. In the event of any conflict or inconsistency between any Debenture and the provisions of this Agreement, this Agreement will control and supersede to the extent of such conflict or inconsistency.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AMERICAN BIO MEDICA CORPORATION

By:
Stan Cipkowski
Chief Executive Officer/Director

By:
Melissa A. Waterhouse
EVP, CCO, SEC

THE HOLDER:

[INSERT NAME]

Printed Name:

Address:

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